Exhibit (h)(iii)(a)

FIRST AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

FIRST AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT, effective as of September 9, 2005 among Enterprise Capital Management, Inc. (the “Manager”), AXA Equitable Life Insurance Company (“AXA Equitable”), and The Enterprise Group of Funds, Inc. (the “Corporation”), on behalf of each series of the Corporation set forth in Schedule A attached hereto (each, a “Fund”, and collectively, the “Funds”).

WHEREAS, the Corporation is a Maryland corporation organized under Articles of Incorporation (“Articles”), and is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management company of the series type, and each Fund is a series of the Corporation;

WHEREAS, the Corporation and the Manager have entered into an Investment Management Agreement dated December 28, 2004 (“Management Agreement”), pursuant to which the Manager provides investment management services to each Fund for compensation based on the value of the average daily net assets of each such Fund;

WHEREAS, the Corporation and AXA Equitable have entered into a Mutual Funds Service Agreement, dated December 28, 2004 (the “Service Agreement”), pursuant to which AXA Equitable provides administration services to each Fund for compensation based on the value of the average daily net assets of such Fund;

WHEREAS, the Corporation, the Manager, and AXA Equitable have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each Fund at a level below the level to which each such Fund would normally be subject in order to maintain each Fund’s expense ratios at the Maximum Annual Operating Expense Limit (as hereinafter defined) specified for such Fund in Schedule A hereto; and

NOW THEREFORE, the parties hereto agree as follows:

1.	Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to organizational costs investment management fees of the Manager, or administration fees of AXA Equitable (but excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of such Fund’s business and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act) (“Fund Operating Expenses”), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the “Excess Amount”) shall be the liability of the Manager or of AXA Equitable, except that AXA Equitable’s liability hereunder shall be limited to the amount of the administration fee paid by each Fund.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

1.3. Method of Computation. To determine the Manager’s liability, or AXA Equitable’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month of a Fund exceed the Maximum Annual Operating Expense Limit of such Fund, the Manager shall first waive or reduce its investment management fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee for any such month is insufficient to pay the Excess Amount, AXA Equitable shall then waive or reduce its administration fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fee and administration fee for any such month is insufficient to pay the Excess Amount, the Manager may also remit to the appropriate Fund or Funds an amount that, together with the waived or reduced investment management fee and administration fee, is sufficient to pay such Excess Amount.

1.4. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees and administration fees waived or reduced by the Manager or AXA Equitable and other payments remitted by the Manager to the Fund or Funds with respect to the previous fiscal year shall equal the Excess Amount.

2.	Reimbursement of Fee Waivers and Expense Reimbursements.

2.1. Reimbursement. If in any year in which the Management Agreement and Service Agreement are still in effect, the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, the Manager and AXA Equitable, shall be entitled to reimbursement by such Fund, in whole or in part as provided below, of the fees waived or reduced by the Manager and/or AXA Equitable and other payments remitted by the Manager to such Fund pursuant to Section 1 hereof. The total amount of reimbursement to which the Manager or AXA Equitable may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Manager or by AXA Equitable and all other payments remitted by the Manager to the Fund pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Manager or AXA Equitable pursuant to Section 2.2 hereof, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

2.2. Method of Computation. To determine each Fund’s accrual, if any, to reimburse the Manager or AXA Equitable for the Reimbursement Amount, each month the Fund Operating Expenses of each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of a Fund for any month are less than the Maximum Annual Operating Expense Limit of such Fund, such Fund, shall accrue into its net asset value an amount payable to the Manager or AXA Equitable sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Maximum Annual Operating Expense Limit of that Fund, provided that such amount paid to the Manager or AXA Equitable will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of a Fund are below the Maximum Annual Operating Expense Limit, a liability will be accrued daily for these amounts.

2.3. Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual

Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

2.4. Limitation of Liability. The Manager or AXA Equitable shall look only to the assets of the Fund for which it waived or reduced fees or, in the case of the Manager, remitted payments for reimbursement under this Agreement and for payment of any claim hereunder, and neither the Funds, nor any of the Corporation’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	Term and Termination of Agreement.

This Agreement shall continue in effect with respect to all Funds until February 28, 2006 and shall thereafter continue in effect with respect to each Fund from year to year provided such continuance is specifically approved by both a majority of the Directors of the Corporation who (i) are not “interested persons” of the Corporation or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Directors”), the Manager and AXA Equitable. This Agreement shall terminate automatically upon the termination of the Management Agreement or Service Agreement; provided, however, that a Fund’s obligation to reimburse the Manager or AXA Equitable as described above, will survive the termination of this Agreement unless the Corporation and the Manager, or AXA Equitable, agree otherwise.

4.	Miscellaneous.

4.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Corporation or the Funds to take any action contrary to the Corporation’s Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Corporation’s Board of Directors of its responsibility for and control of the conduct of the affairs of the Corporation or the Funds.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the administration fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, the Service Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement, Service Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Expense Limitation Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

THE ENTERPRISE GROUP OF FUNDS, INC.

By:	/s/ Kenneth T. Kozlowski
Kenneth T. Kozlowski
Treasurer and Chief Financial Officer

AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Steven M. Joenk
Steven M. Joenk
Senior Vice President

ENTERPRISE CAPITAL MANAGEMENT, INC.

By:	/s/ Steven M. Joenk
Steven M. Joenk
President

SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of The Enterprise Group of Funds, Inc. (the “Corporation”):

	Maximum Annual Operating Expense Limit
Name of Fund	Class A	Class B	Class C	Class Y
Growth Fund	1.60%	2.15%	2.15%	1.15%
Mergers and Acquisition Fund	1.90%	2.45%	2.45%	1.45%